Exhibit 1

CanWest’s Australian Operations Report 2007 Third Quarter Results

TEN reports growth in consolidated revenue and TV segment EBITDA for Q3 2007

WINNIPEG, June 19, 2007 • CanWest Global Communications Corp. announced today that The Ten Group pty Limited (TEN), the company that owns CanWest’s Australian television and out-of-home advertising operations, reported growth in its third quarter consolidated revenue and television segment EBITDA. TEN reported consolidated revenues of A$237 million and consolidated EBITDA of A$30 million in its third quarter. These results represent a 14% increase in consolidated revenues and a 2% decrease in consolidated EBITDA over the third quarter of last year. The Ten Television Network recorded revenue growth of 10% and EBITDA jumped 20% over the comparable quarter last year. EYE Corp., TEN’s multi-national out-of-home advertising operation, booked approximately A$4 million in start-up costs for its North American and UK businesses during the period.

“TEN’s television segment achieved very strong third quarter results, placing the company in a good position towards achieving its year end targets,” commented Tom Strike, President of CanWest MediaWorks International. “The Ten Television Network’s ability to translate its ratings success into revenue growth and the recovering advertising market have delivered a solid third quarter result. EYE’s EBITDA declined in the quarter as it continues to absorb anticipated operating losses associated with its start up operations in the U.K. and U.S.”

Consolidated revenues of A$729 million and consolidated EBITDA of A$187 million were reported for the first nine months of its 2007 financial year, which ended on May 31, 2007. These results represent an 8% increase in consolidated revenues and a 7% decline in consolidated EBITDA as compared to the first nine months of F2006. The Ten Television Network recorded revenues of A$598 million, a 4% increase over the same period last year. EYE recorded revenues of A$131 million, up 38% over the same period last year.

“We remain confident that TEN will better last year’s TV segment EBITDA in the 2007 financial year,” commented TEN’s Executive Chairman, Nick Falloon. “We have largely held the record prime time audience share gains in our target 18-49 demographic achieved a year ago, and we expect to maintain the network’s competitive, consistent performance.”

“EYE continues to focus on returns from its established businesses, while replicating the profitable EYE Shop and EYE Fly models in the US and UK,” Mr. Falloon continued. Mr. Falloon noted that start-up losses for the new businesses would be approximately A$15 million for the full year.

TEN declared a final dividend for the January – June 2007 period which will result in CanWest receiving dividends and interest on its subordinated debentures in the aggregate amount of approximately A$21 million (approximately C$19 million at current foreign currency exchange rates) later this month. Together with distributions received in December 2006, CanWest will have received aggregate distributions from TEN in the amount of A$69 million (approximately C$62 million at current foreign currency exchange rates) in respect of its 2007 financial year.

These results are recorded in accordance with Australian Equivalents to International Financial Reporting Standards and will be subject to foreign currency translation and adjustment to Canadian GAAP upon consolidation with CanWest’s other operations.

Forward Looking Statements

This news release contains certain comments or forward-looking statements about the objectives, strategies, financial conditions, and results of operations and businesses of CanWest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions. These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize. Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled “Risk Factors” contained in our Annual Information Form for the year ended August 31, 2006 dated November 29, 2006 filed by CanWest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at www.sedar.com) and with the U.S. Securities and Exchange Commission under Form 40-F (available on EDGAR at www.sec.gov). We disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About CanWest Global Communications Corp.

CanWest Global Communications Corp. (www.canwestglobal.com), (TSX: CGS and CGS.A) an international media company, is Canada’s largest media company. CanWest is Canada’s largest publisher of daily newspapers and also owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Singapore, Indonesia, the United Kingdom and the United States.

For further information:

Deb Hutton

Senior Vice President, Corporate Communications

CanWest Global Communications Corp.

(416) 383-2442

dhutton@canwest.com